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                                                                    EXHIBIT 99.1


D&E COMMUNICATIONS, INC.                                       NEWS RELEASE

FOR IMMEDIATE RELEASE                                          CONTACT PERSON:

January 15, 2003                                               W. Garth Sprecher
                                                               (717) 738-8304

    D&E Communications Announces Completion of Sale of PCS Wireless Business

Ephrata, Pennsylvania - D&E Communications, Inc. ("D&E") (Nasdaq: DECC), a leading provider of integrated communications services in central and eastern Pennsylvania, today announced the completion of a sale of the assets of its remaining PCS wireless division, Conestoga Wireless Company, to Keystone Wireless, LLC ("Keystone") a privately-held Delaware limited liability company and an affiliate of PC Management, Inc., a Fort Myers, Florida based privately-held company that owns and manages wireless communications systems throughout the United States.

In the sale, D&E received approximately $10.0 million in cash and $10.0 million in a secured promissory note issued by Keystone, each subject to certain purchase price adjustments to be determined after closing. D&E will not recognize a gain or loss as a result of the sale. The sale included PCS licenses to provide services in Pottsville, PA, Reading, PA, State College, PA, Sunbury-Shamokin, PA and Williamsport, PA.

"The sale of our wireless operations represents another achievement in our strategy to focus on our core wireline business," said G. William Ruhl, CEO of D&E. "With the acquisition of Conestoga Enterprises last May, D&E became one of the nation's 20 largest local phone companies and currently has approximately 175,000 lines in central and eastern Pennsylvania. Our goal has always been to provide the highest quality service to our customers and we believe that Keystone Wireless is well suited to continue providing service at such a level to our former Conestoga Wireless customers."

This press release contains forward-looking statements that may be attributable to D&E. These forward-looking statements are found in various places throughout this press release and include, without limitation, statements regarding D&E's sale of Conestoga Wireless Company, financial and other information. These statements are based upon the current beliefs and expectations of D&E's management concerning the development of its business, are not guarantees of future performance and involve a number of risks, uncertainties, and other important factors that could cause actual developments and results to differ materially from D&E's expectations. These factors include, but are not limited to, key factors that D&E has indicated could adversely affect its business and financial performance contained in its past and future filings and reports, including those filed with the United States Securities and Exchange Commission. D&E undertakes no obligation to revise or update its forward-looking statements whether as a result of new information, future events, or otherwise.
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D&E Communications, Inc. is a provider of integrated communications services to residential and business customers in markets throughout central and eastern Pennsylvania. D&E offers its customers a comprehensive package of communications services including local and long distance telephone service, high-speed data services and Internet access service. D&E also provides business customers with systems integration services including voice and data network solutions.